# tnte of i,lamart

Service Request# 20150085581

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9321754

01-15-2016

METROSPACESi INC.
235 EAST 40TH ST., #20H
NEW YORK, NY 10016

ATTN: JSAIAS MEDINA

| DESCRIPTION | | AMOUNT |
|---|---|---|
| 4471633 - METROSPACES, INC.<br>0151 Stock Designation | | |
| | Stock Designation Fee | $5.00 |
| | Receiving/Indexing | $115.00 |
| | Surcharge Assessment-New Castle County | $6.00 |
| | Page Assessment-New Castle County | $99.00 |
| | Data Entry Fee | $5.00 |
| | Court Municipality Feei Wilm. | $20.00 |
| 4471633 - METROSPACES, INC.<br>8100 Certified Copy - 1 Copies | | |
| | Certification Fee | $50.00 |
| | TOTAL CHARGES | $300.00 |
| | TOTAL PAYMENTS | $300.00 |
| | BALANCE | $0.00 |

# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A* TRC1E *AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION* OF *nMETROSPACES, INC.* ", *FILED IN THIS OFFICE ON THE ELEVENTH DAY OF SEP'I'EMBER, A.D. 2015, AT 7:53 O'CLOCK* A.H.

*A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE* ***NEW CASTLE COUNTY RECORDER OF DEEDS.***

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE DELAWARE

4471633 8100

SR# 20150085581

You may verify this certificate online at corp.delaware.gov/authver.shtml

Authentication: 201682903

Date: 01-15-16

Stale or Delanrt
Sec:rela • or Slttt
Dh'lslon of Corporattons
Delh·ertd 07:53 A." 09/1112015
fn.ED 07:53 A J 0911112015
SR 20150085581 • Fllf umber 447UiJJ

I\IETROSPACES, 1 C.

CERTIFICATE OF DESJGSATIO'.'IS
Of
SERIES D PIK CONVERTIBLE PREFERRED STOCK

*p,m,·uant t11 Se1.·tit1r, 15l(g) uf ti,*
*General Ct1rpt1rati{111 Luw t1[tl1e Stt1(£ 11f Delawgp!*

The undcr ignc:d **DOES HEREBY CERTIFY** that the following resolution was duly adopted on July I 3, 20 IS. by the unnnimoui1 written consent of the directors of **M ETROSPACES, ISC ..** u Ddaware corporalion (the **·•Corporation")**, and that said rL·solution .,pplies to 400.000 share5 uf the I0,000.000 ::.han:s of rhc authorized preferred stock. 1,ur \'alue S0.00000 I p-er share, of the Corporation:

> **RESOLVED,** that pursuam to the „uthority conferred on the Bourd Or Dircchlrll of the Corpm·ation (the **"Board of Dirsttors")** by rhc Corporation's Certific,1\1!' of Incorporation, as amended. the issuance of a series <1f prctcrr d stock, par ,··..iluc S0.00000 I per share. of the Corporation; and tl r the PresiJem or any Vice President of the Cllrporation he-. :nu.I i:-ach of them hereby is. authorized .-ind directed to execute and file with the Sccrcrnry of State of 1hc State of Delaware a Certificate of Designations fixing the designations. power:., prctcrenrcs and righti ofthe share!i of such series. and the qualifications. limitations or restrictions thereof (in addition to the dcsii;rliJlions, powers, preferences and riyhts, and the qualificutions, limitations or restrictions thereof. set forth in the- Certilicatc of lncOrJlOralion which may be appJ;c.iblc lo the Corporation·s flrel"crred :,;rod..) a.s foHows:
>
> I. *Number u.f Shurt...: J)cyl1.11utlea. A.* total of 400.000 slwrcs of prelcm d stock. 1iar \.'uluc S0.000001 1>er share. Or the Corporation is hereby de:-ig-11.1tcd a!i Si:ric!i D PIK Convi:nibk Pf\!lcm:d Stuck (the **..series D Stock**..).
>
> 2. ***R,ml..*** Series D Stock shall. with fC!,J1CC1 to paymcnl of LliviJcnds. redemption paymenri; am.I rights upon liquidation. c.Jis:.olution or \\mding-up of the atfairs of thl.' Corpl.)ration. ranl..:
>
> tu) Sc-11ior und prior to thi: conunon stock. par value S0.00000 I per share. of the C'orporJtion (the ..**Common Srock")** and the Series B PIK Convertible Preferred Stud.:. The Common Stock and any other shnrcs of thc Corporation's C'apitnl Stock which urc junior to the Series D Stock with respect to the payment of divitlcnJs und with respect to redemption. payment and rights ufk)n JiquiJ,nion. dissulution or windmg-up of the affairs of the Corporation arc hcreinafier rcti:m d to as **"Junior Stock."**

(b) *l'ari pr,s.w* with the Serie:; C PIK Convertible Pret rrcd Stock of the Corporation .lllu not less than *pt1ri pa.,·.w* with uuy scrie:. of ,,retcrrcd stock which may in the future be issued b}' the: Corporation. Any shares of the Corporation's Capital Stuck which arc senior to the Series D Scock with respect to the payment of dividends and with respect to r - dcmptiun. paym1.!nt and rights upon liquidation, dissolution or winding.-up of the atlhirs of the Corporatil>n .irL' hcrcinailer referred to as - - **Stock."**

J. ***Dil'idr111l-r.*** The Hold rs of shares of Scrks O Scllck shJII be L n1itJcd ro rc-cciw dividends at the quarttrly rate of $2.1875 per sh:.m: ;1nd nu more. Dividend.,; on shurcs of SL"ries D Stock shaJI he fully ctum1111rive. :ac:cruing. with-out inlere.st, from the dut of original iisuam:c of Series D Ssock through the date of redemption or conversion rhcrctlf. ilnd to the c.\:tcnr so declared by the Bourd of Directors shall be payable in all'c,u-:. on March 31. June JO. September 30 and December 31 of each y ar. except d1at if such date i!- not a Businesi. Day, the dividend shall be payabk on the lil'St immediately suc-ceeding Business Day (each such date being hereinafter retcrrcd to as o "DMdrod ru·mcnt Pote"). Until Dl·c1:mbcr JI.20191thc ··rIK Termina-tion O.llc··-,. di\•idcnds on sharci; of Series D Stock shall paid, at the Cor-poration's opti,)n, fa) in folly paid and no1urssessublc :-hares of Common Stock (such dividt:nds paid iu such fonn being herein callcJ "PIK Divl-dtJuli") or (b) in cash only out of tiuuls legally av.iiluble lhcrcfor. PIK Div-idend.,; shall be paid by issuing aJditiona) fitlly paid and nom1sscs.,;able shares tlf Series D Stock at the rate of 0.00021 75 of a share of Series D Stock for each S1.00 not paid in cash an<l shall for all purp,1scs be d..-. enu:d to have been issued on the rcspccciw dah s on whkh cash dividends, if de-clared. would ha\'c been payable, nonvithstanding .my later <late on which ccr1ilicalcs rcprcscn1ing PIK Dividends shall have bccn is:;ucd.

Ench dividend shall he puic.1 to lhc 1·lolders of rec-on.I us they appear on the stock rc isrcr of ihc Corporal ion on rhc record datl', which shall *be* nor less th,lll IO 1wr mon.· than JO Jays prt"ccding the applicable Dividend l'aymcnt Dare. as shall be tixcd by the 80.mJ of Dircrcrors. Dividends payable o11 t·ach D1viJcnr.J Pa)'menl Date with rcsp!!Cl to :.harc?i duu ha, c h1..•en issued for less than a fuJJ calendar quarkr .sh.ill be computed on the b.isis of a 3l>O-Jay ycJr of twelve 30-day months and rmu1dcd up to the nearest cem. Di,-hknds on account of am arages *for* any pasl Dividend Payment Date may be dcdared c1nd paid at any time, without rcferl!nce to any schcuulcd Oi\'idcnd Payment Dale, lo Ifolders nf record on such date. not C.'(Cl-C<ling 30 da}'S preceding the paymcur date 1hcrt.'Of. as may be fixed by the Bourd Of Director:;. Divi-dcnd.-. :.hall accrue "" ardless of whether 1hc C'orporntion hus earnings. whether there arc fonds lesally ,wailahle therefor andlor whether dcclnred. 7".o interest shall be ,,ayahtc with respect to any dividend pa)n,cnl that may be in um..ars. I lolders of share:-; of Serie 0 Stock called for rcd1.·mp1ion between the dose of business on a dh•iJcnd paymcnr rccurd date und the dose of busine5s on the corrcsporn.ling <lividi:ml payment Jatc shall. in lieu of rc1.:eiving such di\ icknd on chc Dividend Payment Date fixed therefor.

rccd,c such t.liviJcnJ payment on chc d1 1tc fo.cd for rcdcmpti(lll tugtlhcr with all other actrucd ant.I unp.1id divident.ls to the date fixed for redemption. The I lohlcrs shall 1101 be entitled to any dividends othl!r than the dividends providc:d for in this Section 3.

4. ***Lia11/Ju1ltm***. {a) The liquidation va]ue of each shun of Series D Stm:k. in ca c of the voluntary or involuntary liquidation. dissolution or winding-up of the affairs ofth(: Corporation. shall be an amount equal to SI00.00, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to Series D Stock (the **"'Liquidation Value").** plus an amount cqu.il to the value of dividends ac:crucd anJ unpaid thereon (whkh shall be dctcrmin d us if the Corporation hut.I clectcJ to pay such dividends in ca h. rtotwithstanding that the Corporation had clci.:1cd to pay them in th form of PIK Di\it.lends). whether or not ckdan:d. to 1hc r,.wmc1\l <lotc.

(b) In the ewm llf any voluntal'y or involuntary liqu11fation, dissolutioct or winding-up of the Co11wralion (a **"Uguldati9n Evttnt"').** tbt." Hnldc..·rs (i) shJll not bl." en1itled to recci\e thL.' Liquiuatinn Vulut of the shares hdd by them until 1he liquidation value of all Scniol' Stock shall have been paid in full, and {ii} shull be entitl(:d to receive th..: full Liquidation Value t>f the ;;hares of the Series D Stock hclc.1 by them in pr ti:rcncl! to and in priority over any di:-tributions upon the Junior Stock. U1)on pay• mcnc in full of the Liquidation Value co whkh fht.• Jfolders arc cnritlet1, the I loldcrs will not be entitled to any funhcr partici1)ation in any distribution of assets of or by the Corporntion.

(c) The Corporation shall. no Inter than the date on which a Uqui<larion fa.cm occms or is publicly announced. gi\·e to each 1 lolc.lcr at his uddrc:.s us it appears in the records of the Corporation written notice of any Liquidation c\'cnr, stating the pa mcnt dale or dates when and the place or places where the amounts i.listributablc in :;uch cin·umstam:cs shall bi: payable.

(d) \Vhcnc\•Ct the distribution provi<k<l for in chis Section shall be payable in securities )r property other than t',tsh. the value of such distribution slrnll be thL• fair mark\:I ,,atuc of such iiccuritics ur \)lhllr pr,1r,erty a..-. dct,mnincd in g1lud faith by the OoanJ of Oir.:ctl.lrs.

.5. ***Optim1ul R1.•J 11111tilln***

(a) **Rrdemption.** (i) After December J 1. 2017. shun:.·s or Series D Stock will be redc-cmabk at ch oprion of the Corporation, in whole or in part (an **"Optionu.1 Redcn1ptlon").** from ::md after the time 1b.1t the closing price of 1hc Common Stul·k on each Tra<lin Day occurriny Jurin any perioJ of twenty (20J consl>cuti\'c TraJiug Days equals or exceeds $0.001 per sh.we ( ubject to udjusm1L"nt for stock splits, stock dividends and similar ci,cm:-). Each share of Series D Sto1.:k will be n-Jccmcd at the RcdcmJHion Price. as hcreinal1cr Jdincd.

th> The redemption price fur each Series D Share will be puynblc in ca.;;h and be equal to the Liquidation Value. togclhcr with an amount equal to

the value of lhc dividends accru.:d anu unpaid lhcreon (which shull be JdenmincJ ns if the Corporation had cl('Cted to pay such dividends in cash. 1101withstum.ling thut the Corporation had ekctcd h> pay them in the form of PIK Dividends), whether or not C-Jmcd or dcclarL-J or whether funds are legally .ivailablc for the payment thcrco( 1hrough the Redemption Dace (thi: **"Btd1:mptio11 Prkc")**. The aggregate payment h> each Holder to be rec.Jcemed shall be rounded up to the nearest cent.

(c) The C'ol'pomtil)ll shall give notice of an Optional Rcdemprion Ca **"Re-dl'mption olk"")** h> each I folder at his rc islcn-J address not less than 30 days prior to the dat lixcd in such notice for rhc Optional Rcdcmp•rion (th.:- **"Optional R.:dempriop Datt")**. An Optionul R th:mption No-rice shall stale (i) that the Corporation has dccltd to redeem ull or 11 portion of 1hc outstandin shtm.•s ofSc:rks D S1ock. as specified in such notice. {ii) the number of :dtarcs of Series D Stock owned by lhe llolder lhac arc being redeemed, (iii) the Redemption Price, (1\') the Optionul Redemption Dare. (v that unless the Corporation drdaulls in the pay•ment of the Redemption Price. u!J sharc of Series D S1ock: caJli:d for redemption shall cease to accrue dividends after t the Optional Redcmp•tion Dale and shall cease to be out:mrnJing nfcL-r such date and (vi-, any other information required by applicable law robe included therein. An Optional Rcd mption Notice shall be irrc\·ocable. On or ilt\er au Op-1ional Redemption Oat . (i.l each I lolJer shall deliver the ccrriliL·atc or ccr1iticutc:; reprcscntini; such If older\ shares of Series D Stock 10 be redeemed to the Corporation at the place s1>t:citicd in the Op1ional Re-demption Notice and (iH inuncdiatcly upon such Jdivl.'ry, the Corpora-tion shall ddiver rhe Rcdemp1ion Price for such shares of Series D S1ock lo sur:h Hokier. If kss thllfl all of n l·lolJcr·s shares of Series D Stock represented by ::my such certificate arc r-cd<.'1.'meJ. a new certificult shull be is:.utd at the cost nf the Corpor.ttion to suc-h I Iolder representing such JIolder·s unredtemed shw·cs of Sl'ric:- D Stock.

(J) Jf a RedClll1>tion Noticc has been given pursuant 10 this Section Sund if, un or before the Redemption Date. the fund:. necessary for such rcdcmp-til3n shull haw been :;el aside by the C'orporatiun. separate unJ apart from its other funds. in tl'UJ>t for 1hc *pm raw* benefit of th..- J folders of shares of Series D Stock so culled for redcmplilln, then, notwith tunding thor ony cel'titicutcs for such sharr:s hove not been surrendered fi.)t cun-cellution, <lividcndi shall cease to accrue un the Re,kmptiun Date on i.harcs of Series D Srock to be rcJccmcd. and ar the dose of busim:ss on the Redemption Date, 1hc Holders of such shares sh11ll cease to be stock-holt.lL·rs wilh .s c:t rn those: shares, shaJI haVl' no inten.-sr in or claims against th Coq,oration by virtue thereof and shall have nu voting or other righrs with respc:tc thereto. except the ri!;ht h> receive 1]1e Redemp-tion Price upon suncnder of !heir certificates. and lhc .shares eviden,·cd thereby shall uo lont?cr h ourstand,ng. Any moneys so )cl a:;idc by the Corporation and unclaimed at chc cm.I of rwo ( ) years from the redcmp•

tion date.· shall revert hl the Corporation. aftt!'r which rever:.ion the I loId-en; of such shares so called for rctlcmption shull look only to rhc Corporation for the paymem of the redemption price. Any intcrc:.t accrued on lun<ls so deposited shall be paid to lhc Corporation from time to tim .

(e) If an Optional Redemption Notice has been given pursuant to this Sec-1fon S, and any Holder shall, prior to the dose of businc.s:,; on the Op-rional Redemption Date. give wriucn notice 10 the C'orporJtion pursuant to Section <> below of the com·ersion of any or all of 1hc- shares to be redeemed held by the I loldcr. such rcd('lHption shall not become effective as to sud1 shar1:s to be converted and such comwsion shall become cffi..•cli\'c as prtl\idcd in Se,·tion 6 below. whereupon any funds deposited by the Corporntion, t1r un its hdmlf. with a payment Jgcnl or set aside hy the Corporatil)ll, scr,an11e and apart !'rum its other funds, in trust for the redemption of such shares shall (subject to an} right of the holder of such shmcs tu rc1:ciH: the JividcnJ payabh: thereon ns pro\'idcd in Section 6) imrm:Jiatdy upon such conversion be ri:tLu·neJ to thl.' Corpo•ration or, if then held in rru::.t by the Corporation. shall be discharyed from rhe trust.

(t) In t.•\'cty case- of redemption t)f less than all of the nutshmding ;;hares of Series D Stock punmilnt co this Section 5. shares of Series D Srock It) be redet>mcJ shall be selected *pro ratu* on the- basis of the numh..:-r of shares of Series D Srock owucd by each I lul<lcr us of the Jat on which the Redemption Notke is gi\'cn tu the lfolJci-£, pmvided that onl) whole shares shull he selected for rcdemptii)n.

6. ***Com•tm+itm.***

(a) From auJ aOcr February I, 2016. each llo1dc1· shall have the right, at uny rime and from time to time- to coi\\'crr all or any pilrlion oflhc sh.ires of Scrics D Stock held by him intu share of Ct>mmon Stock. such that each share of Series D Stock thar such I (older elects so to convert shall be converted into a number of shares of Conmwn Stuck detcnnined by dividing the Liquidation Value by the C1>11\·crsion Price.

(h} As promptly us pnu·ticablc after the sum:mkr (as herein prnvidcJ) of slrnrt.s of Series D Prcforrcd Slock for conversion, together with a 1\l)ticc of com <:rsion in the form 1,rcsc1·ibed by subsection (I) of thi section 6 I a ..C'onvcrsiou 'Notice"). tht.• Corporatit,n shall Jclivcr or cause to hi! ddi\,cn:J to or upon the Wl'ittcn urdcr of the I loh.lcr, certificatcs reprc•scming the number of folly paid and uonassessuhle sharc:,, of Common Stock imo which the.- shares of Series D Preferred Sto,·k shall have been converted. Subject to the following pm\'isious of this Subsection (b). such cotl\'crsion shall be decnu:J to have been made ar thc.- close of business on tht' date on whid1 such hares of Series D Preferred Stock shall have been suircndcrc<1 fur conversion rogclht:r with a Conversion Notice (the "Conversion Date'"), and the rights of the I folder \1, irh re:1pect co his shares of Series D Pn forrc<1 Srock as such (to the extent that shares thereof arc com·crred) shull 1:casc at such tim.: .md the person t)r

persons entitled to rcccbc shares of CL,mmon Stock upon conVl'rsim, of the shares or Series D Preferred Stock shall be treated for all pul'poses as ha\'iny bcromc the rt:cord hokier or holJcl's of such shart-:; uf Cum-mou Stoel at such time: *111·,n·ided, howe\·er, th,11* nu such surrender on any date when the stock trnnsfcr hooks of the C1)rJtor.ition shall be closed shall be effcc1ivc to cott'-lilulc the ,,crson or persons entitled to receive shares of Common Stock upon such conversion a'i the record holder or holders uf sud1 shares of Common Stock nn such dale, but such surrenJer, logclh with a Conversion \nice. shalt be etTccti\c to i:onstiturn rhc person or p rsnns entitled 10 rccciw such shan.-.s of Com-mun Stuck all 1he rci;•ord holder or holders thc or for all purposes at the dose of busine:;s on the n x.t :;ucc eding day on which such srn(.'k uu11..o:;. fi.-r books are open or the Corporation is required h) con\'crt the sh.ires of Serie D Prcfened Stock. l'be Corporation wiU. at thl!' time of nny p.utial com crsion of the shares of Series D Prcfcrrcu Stock. upon re-quest of the Holdl·r. ucknowlcdgc in writing its continuing obligation to the Holder in respect ,)f any rights 10 which he shall conrinuc to be en-titled under the :;hares of Series D Preferred Stock as in cffoct after such conv rsion. *vrodcl!!cl t/1t1t*. 1hl' failure of the I loldcr to make any such request sh.ill not affect the continuing obi igation of the Corporutio11 to rhc 1loldcr in respect of such right:..

(c) If the day on \\hich conversion nghts urc exercised shall not bell busi-ness day at lhc pal.ice \\ here 111.Hkc of rnn,c1·siun is to be given. then sud, convcl'siun righrs will be deemed to be cxe1·ciscu nn the next suc-ceeding day which is u Busirn:.ss D.iy in such place.

(<l) o adjusrmtnt in respect or diviucnds sh.:ill be made upon conwrsion oflhc shares of Sl.!'ries D Prcfcm:<1 Srock. The Curfk,r,uiun shall pay all unpaid dividends on thl! shares of Series D Prl'forrcd Stock su converted which has uc-crucd to (but not ini:luding) the daic upon which such con-crsimi is dl•cmcc.1 to hnve bc1:n cffcctl'd in aCl·orJancc wi1h lhis Subsec-tion (b).

(t.>) The Con\'cr:.il.ln Price for the conversion of shares of Series D Preferred Stock into shares of C'onunon Stock shi1II be ninety pcr cnt (90%) of the ( 'urrcnt Market Price. As used in the previous sentence. the rcnn "Cur-rent Market Price" me ms the average of the daily dosing price for 11 share of Common Stock for the: three (3) co11sc1:uti\·c trudim.: da\•s ,•rid-ing on the trading day immediately prior to the Jay on whi h ,; shares of Series D Prcfcrn.-d Sr1lck nre sum udered ti.,r com crsion. together 11 Cnm-crsion l\otice. A tr.iding day shall be any d.;1y on which the Cum-mun Stllck i:1 able to bl· tradcd on an org.i.nizcd sccuritks market ur 1rad-in!:: sys1cm in the United Stales of Am rit:u. \\hctht·r or not the Common Stock a1:1ually is rnidcd on i>uL'h day. Thi: dosing prici: for each day hall be the last reported s,llcs 1•rice. or. in case 1u1 rcpo1tcJ illc lakc-s place on such <luy, the il\'trage of the dosing bid arid askc:d prices. rc ulur way. in either case. as quoted on the principal (;uitl.'d Stati::s market for

the Common Stock. as ifoh:rmined uy the Doard uf Dirt:cton; of the C,lr-poration or if. in the judgment of the Bonrd of Directors of the Corporation. there i:xists no prhH ipal United States market for the- Commun Stoc.:k. then as dch:nnim.'1.:1 by the Boarc.l oi Directors of the Corpomlion.

en If the Corporation shall at any time consolidate or merge with or into anllther corpor.iti,ln. the llolder shall th rcafrer be entitled to rcccí\'c. upon conversion, the securities or property to which a holder of the number I)f Shrm:s then ddivcrablc upon :-uch co11wrsio11 would ha\'e been entitled upon such consolidation or merger. C'orpomtion shull take such steps in connl!'ction with such c:onsoliJa1ion or merger us may be ncccs s:wy to as:;urc the I (older tJ111t the prnvi:.ions of this Agr"-ement shull thcrcatlcr he applicable, as nearly ,ts reasonably may be in relation to any securities or pmpcrty then.•aflcr ddiv<:rabk upo1\ the conversion of this Convcnible Promis:wry Note including, hue 1101 limih:d 10, obtaining a wriucn acknowledgement from the cominuing corporation or ocher apprupriatc rnrpornion of its obligation to suppl)· such sccul'itks or pro1>cny upun such convl.'rsion. The sale of all or suhstunthtlly all of the assets of Corporation shall bl! dccmc-d a consoliJation or merger for the forcgoin purposL-s.

( ) The issuam:c of cct1ificatc-s for shares of Cllmmon Stoel upon the rnn-\'Crsion of shares of Series D Prcfen·cd Stock shall be made wilhout churgc tu the I folder for any issue or stamp tax in rcs1Ject of the i uancc of :n11:h certitkatcs, .m<l such c rtitk,m:s shall b"• issued in the respective names of. or in such names us muy he din:.·ctcu by. the holder of the shan:s of Scric:s O Prdcrrctl Stl}ck: pm,-i,lt:d, holl'(I'L'r, tlrar the Corporation shall uot be rt.-quircd to pay any tax ,,hich may be payable in rcs1,cct of any tran.-.fer inn)lvctl in the issuance and di:-livcry of any such certificate in a numc other than that of the lloldt!r and the Corporation shall not be n:quin•d co issue 01· ddi\'cr :1uch ccrtilicaks unless or until thi.' person ur person., rcqucstin the issuance thereof shall have paid to the Col'pomtion lhe amount of such tux or sh ll ha, c established to llu.• sa1isfoction ol' th1: Corpomlion that such tax has been paid.

(h) :'llo fractional shares IU rip rc:pre:l4!nting, fr,1ction:1l shares of Common S1ock shull be issued upon the comw:-iun of Series D Stock nor shall any paymcnr shall be made for any fractional shares of Common Stock. but in lil.'u lhcrcof. each such fractiLlnal share shall be rounded up to the next full share. If more dum one share of Series D Stock shall be surrendered for conversion 111 om time by the same I folder, the number \lf full shJrcs that shall b1.· issuable upon com•cr:,iun thereof :dw.11 b1.· computc<l on tht.• basis of the uggreg,1tc number of shares of Series D Stock so surrcn-Ji::rc<l.

Ii) The written determination of the DoariJ of Dircc-1urs shall be c-onclusivc as to lhc corrcclncss of any compma1ion m,ufo under this Settlon 6 in 1hc absence of munifost error.

Cj) I fin any case a slate offncrs occurs whcrdn in the opinilm of the Dourd of Dir<ctor:1 the other provisions of this S ction 6 arc not strictly appli-cJb1c, or, if i.trk-tly applicable, would not fairly protcl·t the rights of the ! (oldcrs in the cvcIII of conversion in accordance wilh the cs:;cutiul in-rem an<l principles of such pro\"isions. the Board of Direct on, mny mukc an adju:;tment in accordunce with such cssentinl inknt and principks so 11$ tn protect such right:-, which adjustment i;hall be tin.ii.

(k) otwith.:.tanding. anything ttl the contrary in this Section 6. the Holder may not exercise his conversion rights to 1hc extent thttt the sum nl"(A) the numhcr of shares nf Common Srock tlmt b1mdit1Jlly own d b)· him and hi!i ufUiiotcs um.I (8) t numbl-r uf Shlll'cs is:mablc UJ'IOll delivery u Conversion Notice would rc:mh in bcndkbl o,mcrship by the Holder and his anilialc.-. of more 1han 1.99"11of 1h1.• outstanding :-hurcs rif Common Stock {the ..Llmif'). .-\ C'om·crsion Notk,;- rda1ing to a numb..-r of i-how; of Common thal. upon issuance. would <.·ausc such sum to exceed 1h,· Limit shall be deemed lo relate to the large:;t number of such sharc:-1 i uabh: tu Holdi:r without exceeding the Limil. Such beneficial ownership 11hall be dclcrmincd in acrnn.lancc with Sec-tion I 3(dt of the Securities Exdumgc Acl of 1934. a:- an,l·nd{'d. and Regulation I 3u-J thcr w,dcr. F,lr purpo:;cs of 1hi:1 section 6(k}. the HolJcr and the r rsons who acquire shares of Scrks D S1,,ck fn1m him shull be deemed 10 be 3 singll' Holder.

(IJ _.\ notice of the election by u I loldc:r to c,)nvcn uny 1)r all of his shares into Common S1ock shall he .iddr ssed tu the Ctlfl>llration and shall be in lhc fullowiu,g form:

> l11c w1ucrsig11cd hereby ckcts to mm-en .. _ ______
> (__ ) shares of Series D PIK Convertible l'rcfcm:d Stock of Mctrosp:11:cs. Inc. (the "*PrtftrrtJ St,,d(')*. rcprcsi.:·ntcd by stock ccr1ificate No(s J. ______________________ ________
> into share of its common stock ncconling to the h:nns and conditions of the C'crti licatc ııf DcsignarioJL<i rcJut ing to the Prefcrml Stock. as of the.• date written bdo\\.

Such notice shall also set forth the name and iJdtlrcss of such Holder and such stuu: and federal tax informmiun ns the C\lrporation or- its trunsfi:r agent are required by law or regulation to obtain anJ sh:tll be igncd and dated by him.

7. ***Status uISI.«rc£.*** All shares of Series D Stol·k thot nrc at nny tim 1cdeemcd m· convened pur:;u:uu to Sect ion 5 or 6 and all shares ıır Series D Smck that ore otherwise reacquired by the CorporJ1i1Jn and subs ucmty canceled by the Ooard of Directors. shart not be subject to rcissuuncc as shurci; of Series D Stock. but shall be rcstoroo lo the ::tams of au1hori1.cd but unJcsignated shares of preferred stock.

M. ***J-'.11i11v.*** The llolders shall huve th following voting right:. nml no others:

(a) cilch Holder of shares of Serie:; D Sto k shall have rhe right to cast at a mcctin of stoc:kholt.lcrs or by coosenc u number of \rote:- equal to the num• bcr l>f slum.-s held by him. divided by the Cun·ent M;.1rkc1 Price on tl1e record date for such meeting or on the dute on which he signs uch consent. ruundctl up to the uc.xt full vote.

(bi The Holders shall ha\'C the right, voting separately as u class. to cast one vote for each share of Series D Stock hdJ by them on any qucstion or matter Ii) on which they *arc* entitled by 1he GCL to vote stp.1ratdy as o series. irrcspcdivc nf whether they also cntitlL•d urL' cntith:d to vote on such qucs• tiou or mutter pursuant to Subsection (a) of thii section 8, {ii) which. if up· proved, would n•sull in the ,i;imultancou.-. exi:;rcnc of more than i>ne clns. or sc-rics of 1hc Corporation's common slock. <iii) 1hc liquidation of the Cor• fll)l',:llion, or (iv) a rccla. silicatit)n Mth Cornmon Stock or n consolidation of the Ctlrporntion with. or merger of the: Corporation with. uny other cor• poralion, oth r than the mcr!lcr of a wholly owned subsidiary of the Corpo• ration with and info the Cort,oratiou.

9. *Botckti.m$ und Limitutia.1..·.* So long 11 nny 5harcs of Series D Srock re· main outstanding. the Corporation. shall not. without the vole or written consent by the I lolders of a majority uf the ou1sta1 1ding shares of Scricll D Stllck. H"lting together as a single class:

(J) redeem, purchase or otherwise ucquirc for value (or pay inlo or se1 asi<lc for 11 sinking or other analogous funJ ti.w such purpose) any share or slum:s of Series D Stock. except for {i) 11 1r..1nsai:cion in which all t'Ul• standing shares of Series D Stock are concurrently purchusc:d or other• wise m:quircd other than by rcdcml>tiou, (iii conversion into or ex• change ti.1r Junior Stock or (iii) redemption as a whole or in part in uc• cordance with Scctiort 5

(b) redeem, purdrnse or 01hcrwisc acquire (or pJy into ur set aside for u sinking or other analogous fund for i.uch purpose) any shares of Junior Srock cxcL!'pl by conversion into or cxd1ange for 01her Junior Stock; or

(c) alter. modify or amend the knu:; of the Series D S1ock in any W:1}.

The: Corporation shall not is:.m: murc 1han .200,000 share:- ııf Serii:s D Stock othL·rwisc than as PIK Dh-iJcnJs.

10. *Ct!rtgln Definiti1 1ns.As* lbcd in this Ce11ific.1tc ofDcsignmions. the follow• ing tcnns hall have the follov,ing respective meanings:

**""Business ppy"** shall mean any Juy cxccp1 u Satun.luy. Sunday or day un whkh bunking institutions art legally authorized to close in Miami, Florida.

**·•Capital Stock"** means an>· and all shares. interests, rights to purchase, war• rams, options, participatio1L-. or other cquh-alcuts ofor imet·cst:; in the com• mun stock or prcforrcd slock of such pcn;on or entity. including. without limitation. partntr!ihip and m mbcrship interests.

**"GCL"** 111ta11:> th!! General C'orpor.ition Law of the Stulc of Dch.1\\'W'C.

**"IIolder•·** mean any holder of shar1.-s or Series D Smck. all of such holderi:: together being the **"Holders.·•**

**JN WITNESS WHEREOF.** the C'Mporalion h u; causc.-d lhi:. Ccrtilicalc to be duly c:<ecutcd on its behalf by it:. Senior Vice President. thereunto duly.authorized this si::, t.·mh J.,y of September 201.5.

:TROSPACES, INC.

l3y:L ·0..tCilf°_

Oscar Bri/o

Scnio1 Vil„ President

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